Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript TDW - Q4 2011 Tidewater Inc Earnings Conference Call Event Date/Time: May 19, 2011 / 03:00PM GMT

C O R P O R A T E   P A R T I C I P A N  T S

Joe Bennett

Tidewater Inc. - EVP, Chief IR Officer

Dean Taylor

Tidewater Inc. - Chairman, President and CEO

Quinn Fanning

Tidewater Inc. - EVP & CFO

Jeff Platt

Tidewater Inc. - COO

C O N F E R E N C E   C A L L   P A R  T I C I P A N T S

Joe Gibney

Capital One Southcoast, Inc. - Analyst

Victor Marchon

RBC Capital Markets - Analyst

William Conroy

Pritchard Capital - Analyst

Andrey Skripnikov

Analyst

William Bird

Analyst

Sean O’Malley

Wedge Capital Management - Analyst

P R E S E N T A T I O N

Operator

Good morning. My name is Tiffany and I will be your conference operator today. At this time I would like to welcome everyone to the fiscal 2011 fourth-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions).

Thank you. I would now like to turn the call over to Mr. Joe Bennett. Please go ahead, sir.

Joe Bennett - Tidewater Inc. - EVP, Chief IR Officer

Thank you, Tiffany. Good morning, everyone, and welcome to Tidewater’s fiscal 2011 year-end and fourth-quarter earnings results conference call for the period ended March 31, 2011.

I am Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer. With me this morning on the call are our Chairman, President and CEO Dean Taylor; Jeff Platt, our Chief Operating Officer; Quinn Fanning, Executive Vice President and CFO; and Steve Dick, Executive Vice President in charge of strategic relationships, shipyard operations, and vessel acquisitions and dispositions.

In a minute I’ll turn the call over to Dean for his initial comments to be followed by Quinn’s review of the financial details for the quarter. Dean will then provide some wrap-up comments before we open the call for questions.

First, let me say that during today’s conference call, Dean, Quinn, I and other Tidewater management may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risk, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we make during today’s conference call.

Additional info concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the Risk Factors section of Tidewater’s Form 10-K, which is expected to be filed with the SEC before the close of business today. With that, I will turn the call over to Dean.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Thanks, Joe. Good morning, everyone. Earlier today we reported diluted earnings per share for our fourth fiscal quarter of $0.23, which includes three significant items that collectively reduced reported results by about $0.28 per share. Without these items, our adjusted diluted earnings per share would have been $0.51. Reported earnings per share this quarter compares to $1.10 in the year-ago quarter and $0.67 we reported for our December quarter. For all of fiscal 2011, our reported diluted earnings per share were $2.05 which, after various special items during the year, would have been an adjusted $2.40.

Our reported earnings per share for the fiscal year compares against the $5.02 per share reported for fiscal 2010 or $5.24 adjusted for special items during that fiscal year. In a moment, Quinn will walk you through the results for the quarter and full year in detail and explain the significance of the special items in the quarter. But let me highlight their financial impact.

First was the charge associated with our previously disclosed settlement with the Nigerian government over the same matters covered by our recent DOJ and SEC settlements, which totaled $6.3 million or $0.12 per share. Also during the quarter, we decided to scrap several vessels, necessitating a $3.9 million write-down of their carrying value or roughly $0.06 per share after tax.

Lastly, as more fully outlined in our press release issued this morning, we had a full-year tax rate that was greater than we had previously anticipated, or accrued for, resulting in a fourth-quarter additional tax provision of about $5.2 million or $0.10 per share. Collectively, these three special items totaled $0.28 per diluted share.

The good news in the fourth-quarter results, however, is that operationally we wound up within our prior guidance for revenue and vessel operating expenses, which means operations performed about as well as we had anticipated. That doesn’t mean that our business was better, just that market conditions didn’t deteriorate any further than we had expected. That development gives us greater confidence that we are close to the trough in the industry cycle. The key question now is how quickly market conditions may begin to shift from stabilization to growth.

The March quarter reflected another quarter of solid safety performance by our employees with no lost time accidents. As a result the total recordable incident rate for all of last year was 0.19 per 200,000 man hours, which we believe leads our industry.

Safety is an important competitive advantage for us, but more importantly, it reflects our belief that we owe it to our employees and our customers to provide an accident-free work environment. We will continue to strive to operate our worldwide fleet every day with no accidents or injuries which, though a challenge given the nature of our work place, we believe is our responsibility.

Let me now turn the call over to Quinn to review the financial details for the year and quarter. I will then return to discuss our outlook for the market and our business strategy. Quinn?

Quinn Fanning - Tidewater Inc. - EVP & CFO

Thank you, Dean. Good morning, everyone. First, I will call your attention to the earnings release that we put out this morning prior to the market’s opening. Some of you may have also noted that our Board recently approved a $0.25 dividend, payable June 15 to holders of record on June 3. They also re-authorized our $200 million share repurchase program.

Finally, as Joe mentioned, we expect to file our Annual Report on Form 10-K through the EDGAR filing service sometime before the close of business today.

Turning to financial results as of and for the three-month period ended March 31, 2011, as usual, I will provide a recap of the quarter just completed, offer a few perspectives on what is driving financial results, and then provide our near- to immediate-term outlook. As usual, I will conclude my remarks with a review of capital commitments and available liquidity.

As Dean noted in his introductory remarks, we reported diluted earnings per common share of $0.23 for the March quarter versus diluted earnings per common share of $0.67 for the December quarter. For your period-to-period comparisons, I will highlight the following items.

As previously disclosed, G&A expense includes a $6.3 million, or $0.12 per share, after-tax charge associated with our settlement with the Federal Government of Nigeria in regards to the same issues that were covered by our previous settlements with the U.S. Department of Justice and the Securities and Exchange Commission.

Second, following a decision to scrap 11 previously stacked vessels, we took impairment charges totaling $3.9 million, or $0.06 per share after tax. This charge is included in gains on asset dispositions, net, and negatively impacted what would have otherwise been a pretty decent quarter in terms of gains on vessel dispositions. To be clear, as of March 31, 2011, these 11 vessels had not been sold to the scrap dealer, but the decision to sell was made, which necessitated the impairment charge in the March quarter. The actual sale is expected to be made in the June quarter.

Third, our tax rate for the fourth fiscal quarter of about 53% reflects an upward revision of about 3 percentage points in the tax rate for the year from our previously provided guidance, largely reflecting higher than forecast foreign tax expense. Certain discrete items, including the previously noted Nigerian and Department of Justice settlements, had no associated tax benefit and had the effect of pushing the effective tax rate upwards.

As Dean noted, the effect of the higher tax rate, excluding discrete items, was a bit more than $5 million, or $0.10 per share. $0.08 of the $0.10 impact was the cumulative or catch up effect on income tax expense due, in retrospect, to an underestimation of income tax expense in the first three quarters of fiscal 2011.

In the December quarter, recall that insurance costs were high relative to recent experience, and impacted results by about $0.03 per share after tax.

If one were to adjust the just-completed March quarter for the 3 items noted, and also normalize the March and December quarters for intra-year volatility in insurance costs, gains on asset dispositions, net, and the year’s ultimate effective tax rate, excluding the discrete items, adjusted earnings per diluted common share for the June quarter was down more than 30% quarter over quarter.

As adjusted, the quarterly trend largely reflects a 90-day quarter and weaker results from the deepwater class of vessels, with the larger anchor handling and towing supply vessels being the most challenging class of newer equipment in the current market.

To help you bridge the December and March quarters, note that the impact of the two-day shorter quarter was lower revenue of about $6 million. Lost revenue due to vessels in dry dock was down quarter over quarter by about $2 million - so that is a benefit. Foreign exchange movements also contributed about $1 million to the quarter’s revenue.

The contribution of vessel revenue from three new vessels delivered in the March quarter and incremental revenue from the three vessels that were delivered in the December quarter was a bit less than $2 million as well. This revenue benefit was largely offset by lost revenue from six vessels that were stacked in the March quarter.

Overall vessel revenues of $253 million for the March quarter was off about 6% quarter over quarter, which was consistent with our guidance in February. 81% of vessel revenue and 87.5% of vessel level operating margin was generated by vessels added to the Tidewater fleet since we began our fleet renewal and expansion program in 2000.

In regards to overall fleet count, day rate and utilization trends, our active fleet averaged 272 vessels in the quarter, which is down four vessels quarter over quarter. Average active new vessels were up two vessels quarter over quarter to 190 vessels. Average active older vessels were down six vessels quarter over quarter to 82 vessels.

Overall day rates at $12,194 a day were down about 1% quarter over quarter. Reported utilization for the fleet, which includes the drag associated with stacked vessels, was basically flat quarter over quarter at 62.8%.

Utilization for the active fleet, i.e., excluding stacked vessels, was about 84% for the March quarter and was down about 0.5 percentage point quarter over quarter. Utilization of active new vessels was 86.5% and utilization of active traditional vessels was 78.5%.

For our large towing supply and supply class, day rates were up about 4% quarter over quarter; utilization was pretty flat quarter over quarter. Deepwater day rates, however, were off about 6% quarter over quarter and utilization was down about 4 percentage points.

Adjusting for the shorter quarter, the impact of lower utilization and rates for this class of vessels was more than $10 million and primarily reflects two items. One is weakness in the large anchor handling and towing supply class and two is mobilizations. Unscheduled maintenance was also a factor in the March quarter’s results.

In particular, a couple of our large anchor handling and towing supply vessels have rolled off multiyear, attractive charters to lower day rate, but generally shorter term, contracts. A number of similar vessels are either working spot markets, mobing and preparing for term work, or are presently idle.

Reflecting current market realities, utilization in the March quarter for our 11 plus-10,000 brake horsepower, new anchor handling and towing supply vessels was about 72%, or about 11 percentage points lower than our remaining 45 new, deepwater vessels. Average day rates for the larger AHTS vessels (in thousands of dollars) range from the high teens to mid-40s and the average rate is in the mid-20s, which is well below what these vessels require in order to support the associated capital investment.

Exacerbating the drag that the large AHTS vessel class had on the deepwater class of vessels’ operating statistics in the fourth quarter, and consistent with our guidance in February, we continue to shift equipment around in order to best position the fleet for an expected upturn in the market. As a result, mobilization costs, though down a bit quarter over quarter, remained at elevated levels in the March quarter.

In particular, we had nine mobs in the March quarter as compared to 18 mobs in the December quarter, 12 mobs in the September quarter and eight mobs in the June quarter. So those that were adding that up, that is 47 mobilizations over the course of fiscal 2011.

I will also note that our policy is to expense our mobilization costs in the period of the mob, although I understand that other vessel operators may capitalize certain mob costs and then amortize the costs over the life of the charter agreement. In any event, this is a drag on results, particularly in a market that is in transition.

So based on contract visibility and our sense of supply and demand fundamentals, our sense is that it will take at least another quarter or two to see material improvement in large AHTS market segment.

The deepwater PSV market, on the other hand, is reasonably well-balanced today and, at least from our perspective, fundamentals seem to be moving in the right direction.

Turning to OpEx, vessel operating costs were about $153 million for the quarter. This was a bit better than our guidance in February, despite foreign exchange movements that increased operating costs by about $1.5 million quarter over quarter. Of note, we did complete the fourth of four planned dry docks for our VS486 large anchor handlers. With a total cost of about $15 million in fiscal 2011, it is good to have these four dry dockings behind us, even if the market for the equipment is a bit soft at present.

Vessel level operating margin at 39.3% was consistent with February’s guidance. And excluding our settlement with the Nigerian government, G&A expense was about $35 million and flat quarter over quarter. This is also consistent with prior guidance.

Now turning to our outlook, we expect to take delivery of four additional new vessels in the June quarter including 2 deepwater PSVs and two shallow- to mid-water AHTS vessels. The PSVs have 3,500 and 5,200 dead weight tons of cargo capacity, and the towing supply vessels are rated 5,100 and 8,200 brake horsepower, respectively.

Three of the four vessels to be delivered in the June quarter have secured term work, though it’s worth noting that the start date in at least one case is a couple of months after delivery. As a result, this vessel is expected to work the spot market for a couple of months after her delivery from the shipyard.

Also note that two of the four vessels that we expect to be delivered in the June quarter will be late in the June quarter, so our expectation for near-term revenue contribution from these vessels is pretty modest. Nonetheless, we are finding that demand for many classes of new vessels to be pretty good, and we expect utilization of all but the larger AHTS vessels to remain high for the immediate term.

Offsetting the fleet additions, we expect to stack plus or minus 10 vessels in the June quarter, and we expect the net effect of incremental revenue from new deliveries and lost revenue due to additional vessels going to stack to be directionally negative $4 million to $5 million in the June quarter relative to the March quarter.

As was the case in the March quarter, large anchor handlers will likely continue to be a drag on near-term results, as will our efforts to reposition vessels to more attractive markets.

So based on current visibility on new vessel deliveries, vessels likely going to stack, and the additional items noted here, we expect that quarter-over-quarter revenue progression will be negative in the June quarter, with the June quarter likely shaking out somewhere between $245 million and $250 million, based on internal estimates. This outlook suggests that the rebound that was heretofore expected in the June quarter will be pushed out by at least a quarter or two. The second half of the fiscal year looks a bit better, but our current sense is that the quarter-over-quarter revenue progression will be quite slow.

Now once we get past the first fiscal quarter, quarter-over-quarter vessel revenue growth (in percentage terms) looks something like mid-single-digit growth. This is probably a bit more conservative outlook than the apparent expectations of some of our vessel operating peers as well as the outlook that others that follow the OSV space have expressed.

Moving into the June quarter, operating expense should be reasonably flat, again in the plus or minus $155 million area. Vessel level margins should be at or a bit below the margins realized in the March quarter and will hopefully follow revenue up from there.

General and administrative expenses should remain in the area of $35 million to $36 million per quarter in fiscal 2012 or up a couple of percentage points year over year if one were to adjust for the unusual items that were charged to fiscal 2011.

Finally, we begin the new fiscal year assuming an effective tax rate in the mid-20s, though that is subject to the usual caveat that a variety of factors, including the mix of U.S. and international earnings and margin trends where we are taxed on bases other than net profits can cause the tax rate to be volatile on a quarter-to-quarter basis. Unfortunately, that is the reality of a business that is characterized by mobile assets and opportunities that span many tax jurisdictions.

It is probably also fair to note that our tax rate assumption is at least in part based on an assumption of improvement in the OSV market over the course of the next couple of quarters.

Wrapping up the outlook, with a likely large shortfall in revenue relative to expectations earlier in the year, we expect that operating results for the June quarter will be soft and that our operating costs will be relatively stable quarter over quarter. As we get past the next few quarters, we still have a reasonably bullish longer term view for both the OSV industry and for our own prospects.

Turning now to the balance sheet, available liquidity and capital commitments, cash flow from operations for the March quarter was about $46 million versus about $29 million in the same period in fiscal 2010. Operating cash flow for fiscal 2011 was about $264 million as compared to about $320 million a year ago. CapEx in the March quarter was about $107 million and, based on commitments at 3/31, CapEx in the June quarter is expected to be about $96 million. Total capital expenditures in fiscal 2011 was a bit over $600 million, or about 1/3 higher than the previous year’s total of about $450 million.

Proceeds from asset dispositions was about $37 million in fiscal 2011 as compared to about $52 million in fiscal 2010. Total debt at March 31 was $700 million and cash at 3/31 was about $245 million. As a result, net debt at quarter end was $454 million and net debt to net book capital at 3/31 was about 15%.

Available liquidity at 3/31, including availability under committed bank facilities, was about $800 million. Unfunded vessel commitments at March 31 approximated $500 million and this includes 28 vessel construction projects and eight vessel purchase commitments, though I would expect both numbers to grow in fiscal 2012 with new capital commitments.

CapEx in fiscal 2012 related to vessel commitments as of 3/31 approximate $370 million. Debt maturities over the next 12 months remain small, with only $40 million due in July of 2011.

In closing, I will highlight one item that is included both as part of MD&A and the Subsequent Events section of the financial statement footnotes of the 10-K that we expect to make available to you later today.

Specifically, we have recently received a preliminary assessment of large customs claims from the Macae customs office related to vessels that we imported into Brazil for work with Petrobras over a three-year period. We and our counsel believe that the claims are without merit and, as you would expect, we plan to vigorously contest the assessment. Nonetheless, we have no desire to surprise you with a new disclosure, so I highlight it here.

Now, just to be clear, we have not paid these fines or made any accrual as of March 31, and we do not expect the ultimate resolution of the issue to be material to financial results. As some of you might appreciate, issues like this are frequently a part of the day-to-day challenge of working in Brazil.

With that, I will turn the call back over to Dean.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Thanks, Quinn. While our financial results have been in a downtrend for the past two years, consistent with the industry recession following the financial crisis and the resulting economic problems, we are starting to see some signs of market improvement.

That said, a reminder that we operate in a cyclical and capital-intensive business is probably superfluous. Therefore, trying to predict the pace of a recovery following the downturn is difficult because there are so many variables that can impact any forecast.

We expect our financial performance of the fiscal year ending March 2012 to be better than this past year, but not by a significant amount. Why? Because the downturn was deeper than many had anticipated and therefore industry fundamentals deteriorated more than expected. The market became more competitive as all the vessels being built during their industry upturn before the 2008/2009 recession were delivered and put additional pressure on the supply of vessels while rig activity was declining.

Additionally, we had the impact of the BP oil spill on Gulf of Mexico activity and political problems in several other markets around the world. These shocks to the oil industry continue with events such as the recent North Sea tax and political battles over permitting and taxes in the United States. It may likely take longer for the global vessel market to improve substantially, although we have been consistent in our position that we did not expect it to occur prior to the back half of 2011, at best.

Although current financial results are not improving rapidly, we have experienced some operational improvements, in particular, for vessel utilization rates in selected markets. Bidding activity also seems to be improving slightly in some markets. An example of the improvements we are seeing was the recent award of contracts for nine of our vessels in Saudi Arabia for three to five-year terms. This is our first work for Saudi Aramco and represents significant growth in a new and growing offshore market.

With fleet utilization improving, even only slightly, we are taking the opportunity to push day rates higher when we bid or negotiate contracts. We are not always successful, but the pace of day rate increases will begin to accelerate once our competitors experience higher fleet utilization rates. That is probably a second half of 2011 event, which would be consistent with our stated view of the market’s evolution.

Our fourth fiscal quarter marked the resumption by the U.S. government of issuing permits for drilling in the Gulf of Mexico. This is a welcome development, although the pace of awards remains slow as the government keeps adding new requirements for our customers to meet before they can return to work. We remain optimistic that the permitting pace will accelerate soon and that drilling returns to higher levels as 2011 unfolds.

The primary driver for our business, the number of active offshore drilling rigs, continues to improve. More importantly for the longer term outlook for our business, the fact that contract drilling companies continue to order new offshore drilling rigs is a positive.

These additional rigs reflect increased drilling contractor confidence in their customers’ spending plans. The additional rigs also provide us greater visibility for the types of vessels we need to add to our fleet to meet our customers’ future demands. We continue seeking new vessels to buy or attractive shipyard slots for new vessel construction as we believe that the returns that can be achieved in an expected improving market environment over the next several years will be very beneficial to our shareholders.

As Quinn told you, we added three new vessels to our fleet in the last quarter and have 25 more scheduled to be delivered during the current fiscal year. While we have 11 additional vessels scheduled to be added after this year, you may reasonably expect that we’ll be adding to that total as the year progresses.

With the additional financial capacity in place from our private placement and expanded bank lines, we have the financial flexibility to add to our vessel commitments. The new vessels we acquire will help us further our fleet renewal effort and continue on our growth strategy in order to position Tidewater for the industry recovery we should be entering.

We will maintain our strong balance sheet and our financial flexibility in order to ensure that we are well positioned to execute our strategy or adjust it appropriately, depending upon changing market conditions. I am confident that if we continue executing our strategy, Tidewater will provide attractive returns for our shareholders.

We are now ready to take your questions. Tiffany?

QUESTION AND ANSWER

Operator

(Operator Instructions).

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Hello Joe.

Joe Gibney - Capital One Southcoast, Inc. - Analyst

Thanks. Good morning. Quinn, this is a question for you. Curious, vessel gain on sales outlook, how we should be looking at that sequentially into June and as we work our way through the first half of fiscal 12 and maybe the stackings per quarter, should we be holding this kind of 10 mindset beyond June as well?

Quinn Fanning - Tidewater Inc. - EVP & CFO

As we have demonstrated over the last couple of quarters, that’s a reasonably tough line item to provide specific forecasts. I will say that we continue to be actively pursuing dispositions as we’ve stacked vessels. In the last quarter, we sent six vessels to stack and sold 8 out of the previously stacked fleet. I think you are aware of the fact that we have averaged just a little under 50 vessels per annum in terms of our dispositions and we are hoping to maintain that 10 to 15 vessel pace per quarter.

I think if you look back over a two-year period, even including the various impairment charges that we have taken against the stacked fleet, we have been reasonably close to $5, plus or minus, million in gains on dispositions per quarter and we would hope, at least over the intermediate term, to return to that level at some point, though it’s pretty tough to put a fine point on it.

I will say that we have a handful, more than a handful of disposition transactions that we are working and we’ve gotten a couple across the finish lines since we closed the quarter. I think we would expect a couple more before June 30 closes out. But beyond that, it’s tough to give you precise guidance, but we have continued to experience demand for our secondhand vessels. And to date, at least, we have been quite successful in selling them outside of the oil and gas business.

Joe Gibney - Capital One Southcoast, Inc. - Analyst

Okay. That’s helpful. Dean, just regionally speaking, you referenced the work in Saudi. I was wondering if you could speak a little more as to what else is going on in the Arabian Gulf, what are the opportunities there as you guys think the back half, and the potential turn and potential traction, where else regionally are you most optimistic?

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Well, I’ve said in various forums that I’m pretty optimistic about almost all the regions except the Gulf of Mexico and the North Sea. The North Sea should improve this summer in terms of spot activity. Gulf of Mexico is a big question mark, depending upon the administration and how they are permitting activity. But I don’t think that big improvements occur anytime soon in the Gulf of Mexico. And everywhere else you look, prospects are better.

Arabian Gulf certainly, it seems to be a place of increased activity, but if you look at Mexico, you, of course Brazil, gets all the headlines. Southeast Asia actually looks like it is getting better. Australia looks like it should get better.

So there’s hardly a place when you put a pin on a map that doesn’t look like it’s going to get better in the intermediate future. Now what quarter that happens in is, it’s difficult to pinpoint, but in general, we are optimistic about activity almost in every area where we operate. A couple of the areas where we don’t operate significantly, we don’t think are going to improve rapidly.

Joe Gibney - Capital One Southcoast, Inc. - Analyst

Okay. Thank you gentlemen. I’ll turn it back.

Operator

(Operator Instructions). Victor Marchon.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Hello Victor.

Operator

Your line is open. If you are on mute, please unmute your line.

Victor Marchon - RBC Capital Markets - Analyst

Sorry about that, I was on mute. Thank you guys and good morning. First question was just on the day right side, on the international towing supply, supply had a nice improvement sequentially, the first improvement I would’ve seen in a while and I just wanted to get a sense if that was spot pricing, Dean. As you mentioned, you are pushing pricing where you can, or did it have more to do with mix? And what are your thoughts on that going forward?

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Jeff is with us and Jeff will take that one, Victor.

Jeff Platt - Tidewater Inc. - COO

I think that is more a function of mix going on as the older vessels fall off and then we bring in the newer equipment.

Victor Marchon - RBC Capital Markets - Analyst

And I would imagine that you continue to see that positive shift going forward with the dispositions?

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

We do, Victor. It’s been part of our program from starting in 2001 really. It’s taken a while for the momentum to shift in our direction, but you look now at 88% of our operating profits come from new fleets. So as we continue to add new vessels and continue to work through the older fleet, pretty soon the older fleet will be absolutely irrelevant. It is almost irrelevant now.

Victor Marchon - RBC Capital Markets - Analyst

Sure. Thank you for that. And the second was just a follow-up and I had missed this, so Quinn, you had mentioned something on the order of the mid-single-digit growth following your comments about the recovery being pushed out maybe a quarter or two. I just didn’t get what you are referencing on the mid-single-digit growth.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Sorry about that. I guess the starting point was our near-term outlook in terms of revenue - or vessel revenue - where in the first fiscal quarter, which as I indicated, we expect to be in the $245 million to $250 million range. And what I was trying to guide you on was the second, third, and fourth quarters and how that progression would go from the $245 million to $250 million number in the first quarter. And at least what we’re seeing today from our areas, when we roll it up is something like mid-single-digit growth quarter over quarter in vessel revenue.

Victor Marchon - RBC Capital Markets - Analyst

Okay. Understood. Gotch you. Alright, that’s all I had. Thank you.

Operator

William Conroy.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Hello William.

William Conroy - Pritchard Capital - Analyst

Good morning guys. Thanks for taking my question. I was hoping maybe you could give us a sense of the extent to which vessels leaving the Gulf or the threat of vessels leaving the Gulf is impacting your markets internationally at all?

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Well, clearly it doesn’t help. And most of the vessels have gone to Brazil. And we think having been in Brazil since 1974, more or less, we think that a lot of the contracts that some of our competitors have taken will turn out in retrospect not to have been very good ones for them.

But you know that may be a myopic view or it may be a view that is self-serving, but that is our view. We feel like some people went down there either in desperation or feeling that they could translate Gulf of Mexico cost structures to Brazil, made a mistake. And so we bid on a number of those jobs where we were actually high bidder on a couple of those tender processes and we were not necessarily sorry to lose the jobs at the rates that were winning rates.

So we’ve lost some market share in Brazil. I’ve said it before, we didn’t intentionally lose market share in Brazil, but we are willing to lose market share in Brazil when we feel like competitors are making bidding mistakes.

So your general question is, does it help? Clearly it doesn’t help, but I think that in the long run people who make bad contracting decisions and who have to live with them for three or four years in Brazil, I think that that probably helps us because it ties their hands in terms of better opportunities when the market will improve. So, in fact, that is how we look at it.

William Conroy - Pritchard Capital - Analyst

Dean, I know we’ve heard certainly about Brazil and Mexico maybe being the destination for some of these. Are you seeing any of that disruptive impact in any of the other markets? West Africa, Middle East, little on Southeast Asia or Asia Pac?

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Not really. In a very small amount, but not really. Most of the migration has been to Brazil and we expect some migration to Mexico. That would not surprise us.

William Conroy - Pritchard Capital - Analyst

Got it. Thanks very much.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Okay. Thank you, William.

Operator

Andrey Skripnikov

Andrey Skripnikov Analyst

Good morning gentlemen

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Good morning.

Andrey Skripnikov Analyst

I had a question regarding interaction with Russian or Chinese oil companies. Was wondering if you could speak to the outlook for that in the future?

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Well, provided that they can pay, we see customers from all quarter. And of course, as you know, there is some issues with some Russian companies honoring contracts. We would pay particular attention to that, but we work for Chinese companies presently. They are very good customers. We hope to have more work from them.

I don’t think we are presently working for any Russian customers with Gasprom, they’re certainly active in various places in the world. We would be pleased to serve them and so that’s sort of our outlook. We like business in all of its forms and it doesn’t matter the flag of under which our customer happens to hail. That’s how we look at it.

Andrey Skripnikov Analyst

Okay. I appreciate that. Thank you.

Operator

(Operator Instructions). William Bird

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Hello, William.

William Bird Analyst

Good afternoon or good morning. I have just two questions. If you said it, I missed it. What is the fiscal year 2012 CapEx?

Quinn Fanning - Tidewater Inc. - EVP & CFO

We don’t provide overall CapEx guidance, though if you follow our quarterly filings, we do schedule out the cash flow streams associated with capital commitments as of the date of the filing. I think I mentioned that our first quarter we would expect to be in the $95 million to $100 million range in terms of spend, and as of March 31, we had unfunded capital commitments of about $0.5 billion across the plus or minus 30 vessels that we have either under construction or that we have agreed to buy.

William Bird Analyst

Well, would we - ?

Quinn Fanning - Tidewater Inc. - EVP & CFO

Again, the spend levels that would be laid out in our 10-K, I would guess would probably understate the likely CapEx for the year, and I would look more to the year just completed for an indication.

William Bird Analyst

Okay. And secondly, in light of the trend toward consolidation of many of the big drilling rig companies, what influence might that have on your business or people in your business? Do you see any reason to anticipate a greater effort to consolidate to get bigger as everyone else is bigger? Or is that a factor in the service side, in your opinion?

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

William, unfortunately our industry is so fragmented, it would take numerous acquisitions on numerous fronts or numerous combinations, I should say, on numerous fronts in order for us to get to a position where the drilling rig contractors find themselves. We feel like we’ve probably got somewhere between 300 to 400 competitors worldwide. That doesn’t mean they are all big competitors, but we have that many competitors worldwide whereas the drilling rigs contractors simply don’t have that level of competition.

You look at sort of the top 10 players in the business, in our business, and they probably I think they control probably, I don’t know, 700 maybe of the 2,500. I don’t have the totals in front of me, but even if you consolidated the top five, the top seven competitors in our business, it would not be a material consolidation in the industry. Although you could find some attractive regional consolidation.

So you know, we are all for consolidation at the right price. We have a consolidation opportunity at the right price we will act on it, but we are not going to act on consolidation opportunities at the wrong price just for consolidation’s purpose.

William Bird Analyst

Great. Thank you very much.

Operator

Sean O’Malley

Sean O’Malley - Wedge Capital Management - Analyst

Good morning, everyone. Can you hear me?

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Yes we can. Sean. Good morning.

Sean O’Malley - Wedge Capital Management - Analyst

Comparing this cycle to the other cycles you have seen in the industry, what would you say is different about it in terms of depth and duration? And given your plans, how has this cycle surprised you at all in terms of how things have played out so far, recognizing of course that Macondo has been something that no one could have planned for?

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Well, I don’t think you need to point at the Macondo. I mean, just look at Lehman. In June of 2008, we were having a strategy meeting and everything looked up and to the right. There was nothing on the horizon. Everything seemed to be blue and we have to remind ourselves internally that this is a cyclical business. That there was a left hook out there waiting to slam us to the deck and we didn’t know from where it was coming, but we were pretty sure that there was one coming.

So one of the reasons we maintained our firepower and our dry powder back in 2007 and 2008 was just that. We felt like there was something, some place that was going to occur to cause the cycle to turn. We didn’t expect Lehman to happen a couple of months later, but it did. And it turned out we were ready for it.

I’ve noticed that a number of our competitors have announced their earnings for this quarter and some for the half year. And you look at everybody’s earnings and I think everybody, no one is having the earnings that they would like. But I tell you what, I think that in terms of returns on capital, we are probably in the best shape of everybody because we bought right.

We didn’t buy at the peak of the market. We haven’t overspent on our equipment and when this cycle does turn the other direction, the firepower that we are amassing now in terms of renewed capital for our business is going to pay us and our shareholders some terrific dividends. So did we expect the cycle to turn in 2008? No. Did we expect it to turn some time? Yes. And it turned actually faster than we thought.

No one expected Macondo, but it is a cyclical business. The trick in a cyclical business is to buy right and buy at the right time and buy the right equipment. And the other decisions don’t really count. The operational decisions, they are important, but they are not nearly as important as the purchasing decision.

And we paid a lot of attention to the right purchasing, making the right purchases of the right equipment at the right time. We intend to continue to do that.

So that’s been our business plan and I think we have executed it smartly even in uncertain times. And hopefully if we do things right, we maintain some dry powder and keep our balance sheet relatively clean, we will be able to continue to do so.

Sean O’Malley - Wedge Capital Management - Analyst

Great. Thank you.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Thank you.

Operator

At this time, there are no further questions in queue. I will now turn the call over, back to the presenters.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Tiffany, thank you very much and thank you to everyone for taking the time of the day to join our call. We appreciate your interest in our Company and God bless you all. Thank you very much.

Operator

Thank you for participating in today’s conference call. This concludes today’s call. You may now disconnect.

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